Item 77 K

Change in Independent Registered Public Accounting Firms

PricewaterhouseCoopers LLP has resigned as the independent registered public accounting firm for the Liquid Reserves
Portfolio (the "Portfolio") effective June 22, 2005.

The Portfolio's Audit Committee approved the engagement of KPMG LLP as the Portfolio's new independent registered public accounting firm for the fiscal year ended August 31, 2005.

A majority of the Portfolio's Board of Trustees, including a majority of the independent Trustees, approved the appointment of KPMG LLP.

The reports of PricewaterhouseCoopers LLP on the Portfolio's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PricewaterhouseCoopers LLP during the Portfolio's two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years